Exhibit 99.1

eGain Announces Fiscal 2014 Fourth Quarter and Full Year Financial Results

•	Total quarterly revenue of $18.9 million, up 5% both sequentially and year-over-year
•	Total fiscal 2014 revenue of $70.3 million, up 19% over fiscal 2013
•	Fiscal 2014 cloud software revenue up 36% year-over-year
•	Fiscal 2014 total subscription and support revenue up 25% year-over year

Sunnyvale, Calif. (September 3, 2014) – eGain (NASDAQ: EGAN), the leading provider of cloud customer engagement solutions, today announced financial results for its fiscal 2014 fourth quarter and full year ended June 30, 2014.

Ashu Roy, eGain’s CEO, commented, “During the past fiscal year, we invested heavily throughout the organization, particularly in sales, marketing, products, cloud infrastructure and partner relationships to further strengthen our capabilities. We saw increased momentum with our Cisco partnership during the year with significant new customer wins and a growing pipeline worldwide, with geographic expansion that included our first significant wins in both India and Australia in the fourth quarter.

“Our recent acquisition of Exony combines voice and digital platforms to deliver a single view of the customer to our clients, with real time actionable analytics. Exony represents a market first solution to help enterprises take the effort out of omnichannel customer engagement. We believe the resulting scale and expanded technology offering will create significant new opportunities to further accelerate our growth.”

Mr. Roy, concluded, “I was also pleased to see the growth in bookings during the fourth quarter, which grew 98% sequentially and 5% over the record bookings achieved in the prior year quarters. We are focused on building on this positive momentum in the new fiscal year.”

Fiscal 2014 Fourth Quarter and Full Year Results:

Revenue: Total revenue for the fiscal fourth quarter was $18.9 million, an increase of 5% on a year-over-year basis. Subscription and support revenue for the fiscal fourth quarter was $10.2 million, an increase of 13% on a year-over-year basis. Subscription revenue was $6.2 million, an increase of 10% on a year-over-year basis. License revenue for the fiscal fourth quarter was $5.4 million, an increase of 17% on a year-over-year basis. Professional services revenue for the fiscal fourth quarter was $3.4 million, a decrease of 24% on a year-over-year basis.

For the full fiscal year 2014, total revenue was $70.3 million, an increase of 19% over fiscal 2013. Subscription and support revenue was $40.5 million, an increase of 25% over the prior year.  Subscription revenue was $26.0 million, an increase of 36% over the prior year.  License revenue was $14.8 million, an increase of 15% over the prior year.  Professional services revenue was $15.0 million, an increase of 9% over the prior year.

Gross Profit: Gross profit for the fiscal fourth quarter was $12.8 million, compared to $13.1 million for the fourth quarter of fiscal 2013. Gross margin for the fiscal fourth quarter was 68%, compared to 73% in the fourth quarter last year. The subscription and support revenue gross margin for the fiscal fourth quarter was 77%, compared to 83% in the fourth quarter last year.

For the full fiscal year 2014, gross profit was $46.8 million, compared to $40.9 million for fiscal 2013.  Gross margin was 67%, compared to 69% for the prior year. The subscription and support revenue gross margin was 79%, compared to 83% for the prior year.

Earnings per Share: Net loss for the fiscal fourth quarter was $1.0 million, or a loss of $0.04 per share on a basic and diluted basis, compared to net income of $1.9 million, or $0.08 per share on a basic basis and $0.07 per share on a diluted basis, for the fourth quarter of last year. Net loss for the fiscal fourth quarter includes stock-based compensation expense of $317,000 and interest, net and tax expense of $253,000, compared to stock-based compensation expense of $271,000 and interest, net and tax expense of $246,000 in the fourth quarter last year.

For the full fiscal year 2014, net loss was $5.2 million, or a loss of $0.21 per share on a basic and diluted basis, compared to net income of $684,000, or $0.03 per share on a basic and diluted basis, for fiscal 2013. Net loss for fiscal 2014 includes stock-based compensation expense of $1.5 million and interest, net and tax expense of $772,000, compared to stock-based compensation expense of $1.1 million and interest, net and tax expense of $862,000 for the prior year.

Cash: Total cash, cash equivalents and restricted cash decreased to $8.8 million as of June 30, 2014, from $17.2 million as of June 30, 2013. Cash used in operations was $4.7 million for fiscal 2014, compared to cash provided by operations of $10.0 million for fiscal 2013.

Deferred Revenue: Total deferred revenue (which includes both deferred revenue on the balance sheet of $13.7 million and unbilled deferred revenue that remains off balance sheet of $22.6 million, collectively representing contractual commitments that have not been recognized as revenue) was $36.3 million as of June 30, 2014, compared to $44.5 million as of June 30, 2013.

Fiscal 2015 Guidance: eGain is estimating fiscal 2015 annual total revenue between $90.0 million and $95.0 million and annual subscription and support revenue between $44.5 million and $46.5 million, inclusive of revenue from the Exony acquisition but prior to the impact of any purchase accounting adjustment to deferred revenue related to the acquisition.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 8:00 a.m. Eastern Daylight Time. To access the live call, please dial (888) 401-4668 (U.S. toll free) or (719) 325-2308 (international), and give the participant pass code 9395326. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (888) 203-1112 (U.S. toll-free) or (719) 457-0820 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is # 9395326. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain

eGain’s customer engagement solutions power digital transformation for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in a multichannel world. To find out more about eGain Corporation, visit http://www.egain.com/company/investors/

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, among other matters, statements about the Company’s market opportunities, statements pertaining to Company’s partnership with Cisco, statements referring to organizational changes, statements referring to the Company’s recent acquisition, statements about the Company’s expected financial results for the fiscal quarter and year ended June 30, 2014, with respect to total revenue, statements regarding deferred revenue, subscription and support revenue, license revenue and statements regarding our fiscal 2015 guidance, including sources of revenue and business mix. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties referred to above include, but are not limited to;  risks that our hybrid revenue model and lengthy sales cycles may negatively affect our operating results; uncertainties associated with purchase adjustments that may result when we complete our integration of Exony’s financial results; risks related to our reliance on a relatively small number of customers for a substantial portion of our revenue; risks associated with our efforts to operate and integrate Exony’s business successfully; our ability to compete successfully and manage growth; our ability to develop and expand strategic and third party distribution channels; risks associated with new product releases; risks related to our international operations; our ability to invest resources to improve our products and continue to innovate; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 23, 2013, and eGain’s quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s Web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain. All other company names and products are trademarks or registered trademarks of their respective companies.

eGain	MKR Group Investor Relations
Charles Messman, VP Finance	Todd Kehrli or Jim Byers
Phone: 408-636-4500	Phone: 323-468-2300
Email: iregain@egain.com	Email: egan@mkr-group.com

eGain Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
Subscription and support	$10,157	$8,955	$40,477	$32,281
License	5,378	4,616	14,800	12,853
Professional services	3,354	4,398	14,985	13,755
Total revenue	18,889	17,969	70,262	58,889
Cost of subscription and support	2,358	1,536	8,518	5,495
Cost of license	24	26	104	151
Cost of professional services	3,729	3,265	14,840	12,360
Total cost of revenue	6,111	4,827	23,462	18,006
Gross profit	12,778	13,142	46,800	40,883
Operating expenses:
Research and development	2,799	2,226	9,963	8,419
Sales and marketing	8,727	6,912	33,367	24,434
General and administrative	1,957	1,858	7,529	6,787
Total operating expenses	13,483	10,996	50,859	39,640
Income (loss) from operations	(705)	2,146	(4,059)	1,243
Interest expense, net	(35)	(107)	(181)	(483)
Other income (expense), net	(60)	(3)	(415)	303
Income (loss) before income tax provision	(800)	2,036	(4,655)	1,063
Income tax provision	(218)	(139)	(591)	(379)
Net income (loss)	$(1,018)	$1,897	$(5,246)	$684

Per share information:
Basic net income (loss) per common share	$(0.04)	$0.08	$(0.21)	$0.03
Diluted net income (loss) per common share	$(0.04)	$0.07	$(0.21)	$0.03
Weighted average shares used in computing basic net income (loss) per common share	25,462	25,050	25,353	24,780
Weighted average shares used in computing diluted net income (loss) per common share	25,462	26,504	25,353	26,089

Summary of stock-based compensation included in the costs and expenses above:
Cost of revenue	$36	$34	$280	$121
Research and development	$185	$49	$386	$261
Sales and marketing	$(8)	$104	$464	$360
General and administrative	$104	$84	$397	$339

eGain Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$8,785	$16,206
Restricted cash	30	29
Accounts receivable, net	11,163	12,307
Deferred commissions	865	1,745
Prepaid and other current assets	1,348	2,377
Total current assets	22,191	32,664
Property and equipment, net	4,489	3,544
Deferred commission, net of current portion	337	776
Goodwill	4,880	4,880
Restricted cash, net of current portion	—	1,000
Other assets	750	672
Total assets	$32,647	$43,536

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,162	$2,583
Accrued compensation	5,729	4,624
Accrued liabilities	1,456	2,193
Deferred revenue	12,920	15,679
Capital lease obligation	392	—
Bank borrowings	1,417	2,667
Related party notes payable	—	2,897
Total current liabilities	24,076	30,643
Deferred revenue, net of current portion	793	4,057
Capital lease obligation, net of current portion	625	—
Bank borrowings, net of current portion	3,583	2,000
Other long term liabilities	521	848
Total liabilities	29,598	37,548
Stockholders' equity:
Common stock	25	25
Additional paid-in capital	330,657	328,552
Notes receivable from stockholders	(83)	(87)
Accumulated other comprehensive loss	(970)	(1,168)
Accumulated deficit	(326,580)	(321,334)
Total stockholders' equity	3,049	5,988
Total liabilities and stockholders' equity	$32,647	$43,536